Exhibit 99.1

Somera Communications Announces Preliminary Expectations

Of First-Quarter 2004 Financial Results

SANTA BARBARA, Calif., March 31, 2004—Somera Communications, Inc. (NASDAQ: SMRA), a leading global provider of new and refurbished telecommunications equipment solutions, today announced preliminary expectations of its financial results for the first quarter ended March 28, 2004. Somera will report final results at the close of market on April 21, 2004.

The Company anticipates net revenue ranging from approximately $27 million to $29 million and a net loss under United States generally accepted accounting principles (GAAP) ranging from approximately $0.07 to $0.09 per share. Blended net gross margins are expected to range from 22-23% and operating expenses will range from approximately $10.0 million to $10.5 million. The Company expects to report strong balance sheet metrics, healthy cash balances, no long-term debt, and lower operating expenses as compared to prior periods.

Previous management guidance for the first quarter was $34 million to $38 million in revenue, blended gross margins of 28-29% and operating expenses ranging from 27-29%. The company attributes the revenue shortfall to national wireless carriers releasing 2004 capital budgets slower than expected and operational issues in the EMEA region. The reduction in net gross margin was primarily related to inventory write-downs caused by the unanticipated and rapid decline in TDMA equipment values and a single, large low margin deal to a strategic account.

Outlook

For the second quarter of 2004, Somera expects net revenues to approximate first quarter levels, blended net gross margins to improve to 27% to 29%, and operating expenses to remain relatively flat. Somera does foresee possible upside opportunities in the second quarter as national wireless carriers release budgets and operational issues in the EMEA region are resolved. The company will continue to focus on top line growth and management of operating expenses through the execution of the five-point plan initiated last year.

About Somera Communications

Somera is a leading provider of new and refurbished telecommunications equipment and services to help carriers lower the cost of network deployment and reduce operating expenses. The company also offers equipment purchase, consignment and exchange programs to transform excess equipment inventories into a new source of capital. Founded in 1995, Somera has developed an impressive base of over 1,100 customers worldwide, including the industry leaders from each segment of the telecommunications market. Visit Somera on the Web at www.somera.com.

This news release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including those regarding the company’s expectation of a return to profitability during the second half of 2004, the company’s expectation for quarterly net revenues, blended net margin levels and quarterly expense levels for 2004; the company’s continued implementation of its five-point plan to improve near-term performance; the company’s expectation of improved industry fundamentals; and the possibility of the company successfully executing on possible upside opportunities with national wireless carriers and in the EMEA region. Forward-looking statements involve a number of risks and uncertainties including, but not limited to, general economic conditions particularly affecting the telecommunications industry; capital equipment spending levels in the telecommunications industry; the impact of competition in the market for supplying equipment to telecommunications operators; the risk of potential shortage of product supply; risks regarding the company’s ability to expand international operations and build services capabilities; and other factors fully described in the company’s reports to the Securities and Exchange Commission (SEC), including, but not limited to, the Annual Report on Form 10-K for the fiscal year ended December 28, 2003, and Quarterly Reports on Form 10-Q. Actual results may differ materially from the statements contained in this news release. The company does not undertake to update any forward-looking statements that may be made by or on behalf of the company. Copies of Somera’s SEC filings may be obtained by contacting Investor Relations, Somera Communications, at 1-805-681-3322.